Exhibit 21

American Media Organizational Outline

•	American Media Operations, Inc.

Subsidiaries

•	American Media Consumer Magazine Group, Inc.
•	AM Auto World Weekly, Inc.
•	Country Music Media Group, Inc.
•	American Media Consumer Entertainment, Inc.
•	American Media Mini Mags, Inc.
•	American Media Distribution & Marketing Group, Inc.
•	Distribution Services, Inc.
•	NDSI, Inc.
•	American Media Newspaper Group, Inc.
•	Globe Editorial, Inc.
•	Mira! Editorial, Inc.
•	National Enquirer, Inc.
•	National Examiner, Inc.
•	Star Editorial, Inc.
•	American Media Property Group, Inc.
•	Globe Communications Corp.
•	AMI Books, Inc.
•	AMI Films, Inc.
•	4121139 Canada, Inc.
•	Weider Publications, LLC
•	SYL Communications
•	Weider Publications Group, Ltd.
•	Media Fit SARL
•	Weider Publishing, Ltd.
•	MassiveDirect Limited
•	Weider Publishing Italia SRL [except that 5% of the shares of Weider Publishing Italia SRL is owned by Weider Publications Group, Ltd.]
•

Shape SA (Pty) Limited (joint venture company established to publish South African edition of SHAPE magazine and other titles — owned 50% by Weider Publications, LLC and 50% by Touchline Media (Pty) Limited)

•

Pan Asia Publishing Co., Ltd. (joint venture company established to publish Taiwanese edition of SHAPE magazine — owned 35% by Weider Publications, LLC; 55% by Nong Nong Magazine Co. Ltd. and 10% by Ms. Lisa Wu)

•	Mr. Olympia, LLC (joint venture company established to operate and promote Mr. Olympia and other bodybuilding contests — owned 50% by AMOI and 50% by IFBB Olympia Holdings, Inc.)